Exhibit 99.1

IMPAC MORTGAGE HOLDINGS, INC.

(NYSE: IMH)

NEWS RELEASE
For Immediate Release

Impac Mortgage Holdings, Inc. Reports Net (Loss) Earnings of $(66.3) million for 2006 Compared to $270.3 million for 2005.

Estimated Taxable Income was $79.5 million for 2006 Compared to $142.9 million for 2005

IRVINE, CA. — February 22, 2007 — Impac Mortgage Holdings, Inc. (“IMH”, “Impac” or “the Company”) (NYSE: IMH), a real estate investment trust (“REIT”), today reported a net (loss) of $(66.3) million or $(1.06) per diluted common share for 2006, as compared to net earnings of $270.3 million, or $3.35 per diluted common share for 2005. The decrease was primarily attributable to a compression of net interest margins which is mainly due to borrowings re-pricing more quickly than the adjustable mortgage assets.  Additionally, net interest income decreased as a result of a decrease in the average balance of securitized mortgage collateral.  Another primary factor contributing to the decrease in net earnings was the $257.9 million decrease in fair value of derivatives, which was partially offset by a $181.8 million increase in cash receipts from derivatives.  Additionally, net earnings decreased by $29.5 million as a result of a lower of cost or market charge primarily related to loans repurchased during the second and fourth quarters of 2006.

Estimated taxable income available to common stockholders was $79.5 million or $1.05 per diluted common share for 2006, as compared to actual taxable income of $142.9 million, or $1.87 per diluted common share for 2005.  During 2006, we paid common stock dividends of $72.3 million, or $0.95 per diluted common share, excluding the fourth quarter dividend of $0.25 per common share declared and paid in January of 2007.  For differences between net earnings (loss) as determined by generally accepted accounting principles (“GAAP”) and estimated taxable income, please refer to the reconciliation schedule included in this news release.

Summary of 2006 Financial and Operating Results

•                  Estimated taxable income per diluted common share was $1.05 for 2006 as compared to actual taxable income per diluted common share of $1.87 for 2005. See the “Estimated Taxable Income available to IMH Common Stockholders” table for the calculation of estimated taxable income.

•                  Cash dividends paid during 2006 were $0.95 per common share as compared to $1.95 per common share for 2005.

•                  Total assets as of December 31, 2006 were $23.6 billion compared to $27.7 billion as of December 31, 2005.

•                  Book value per common share was $11.27 as of December 31, 2006 as compared to $13.24 as of prior year-end.

•                  The mortgage operations acquired or originated approximately $11.6 billion of primarily non-conforming Alt-A mortgages during 2006, as compared to $22.3 billion for 2005.

•                  The commercial operations originated approximately $983.4 million of commercial and multifamily loans during 2006, as compared to $798.5 million acquired or originated by the REIT in 2005.

•                  The long-term investment operations retained approximately $5.3 billion of primarily Alt-A mortgages and $526.6 million commercial mortgages compared to $12.2 billion and $798.5 million, respectively, for 2005.

2006 Summary and 2007 Outlook

Mr. Joseph Tomkinson, Chairman and Chief Executive Officer of Impac Mortgage Holdings, Inc. commented, “2006 was another challenging year for the industry.  Despite market pressures, Impac adhered to its credit, investment and liquidity practices while utilizing its resources to focus on generating taxable income and expanding our senior management team in order to take advantage of opportunities ahead.  Although recent trends in the performance of our Long - Term Investment Portfolio have been more favorable,   Impac’s 2006 earnings came under continued pressure as the Federal Reserve increased short-term interest rates through the first half of the year and as average securitized mortgage collateral declined as the

Company tightened underwriting guidelines and adjusted pricing to intentionally reduce loan production and limit its exposure to what we believed to be deteriorating credit trends in the mortgage market. The prudence of this strategy became apparent as the mortgage industry continued to face rising early payment defaults and increasing repurchase activity related to late 2005 and 2006 originations.”

“In anticipation of fundamental changes in the mortgage and real estate market during 2005 Impac created the Enterprise Risk Management Group (“ERM”). The goal of ERM is to integrate analytical technology and statistical data to better evaluate credit and prepayment risk.  The Company utilizes its risk based targeted marketing tools, including  iMAP, its external proprietary analytical/marketing tool, iSMA its internal performance ranking tool along with the integration of third party products to pre-screen fraudulent loans, better address layered risk, optimize pricing and  selectively invest in higher credit quality and longer duration  loans.  Based on its loan level analysis, the Company determined that a significant amount of risk was primarily related to high loan-to-value second trust deed loans and layered risk loans with shorter durations of three years or less.  The best performing loans were Option ARM and higher credit quality Alt-A loans.”

“As a result of this analysis of repurchased loans and delinquency trends in its portfolio, the Company tightened its underwriting guidelines seventeen times during 2006.  Although these changes significantly decreased our loan production it resulted in a change in the product concentration of our acquisitions and originations to primarily longer duration and higher credit quality loans. So while in the last half of the year we continued to flush out the repurchase liability related to prior whole loan sale activity, based on a tightening of underwriting guidelines which began in the first quarter of the year, we believe that these changes should reduce our overall future repurchase exposure.”

Mr. William S. Ashmore, President  of Impac Mortgage Holdings, Inc., commented, “The Mortgage Banking Association (“MBA”) is predicting a decline of approximately 5% in total mortgage originations for 2007, compared to an 18% projected drop in originations during 2006.  As a result of consolidation within the industry and a number of companies going out of business, our 2007 business plan anticipates that loan production will remain at current levels, with continued volatility in our bulk acquisitions, offset by the continued expansion of our Alt-A wholesale and commercial platforms. Our 2007 business plan fits well into our long term strategy to have our wholesale business channels make up the majority of our overall originations that will support the growth of the Long-Term Investment Portfolio.”

Mr. Tomkinson concluded, “During 2006 we faced a highly competitive mortgage industry and an unfavorable yield curve, particularly in the first half of the year.  In 2006, the Federal Reserve increased short-term interest rates 100 basis points before pausing in June.  Although the yield curve was partially inverted for most of the year, our adjusted net interest margins began to widen during the fourth quarter.  Our margins improved as our borrowing costs which are tied to one-month LIBOR stabilized and the adjustable rate mortgages in the securitized mortgage portfolio began to reset at higher rates.  Adjusted net interest margins were also positively affected by a reduction in amortization of premium and securitization costs over the year.”

“Given current market conditions, we expect some growth in our balance sheet with potential improvement to our adjusted net interest margins.  Our strategy is to continue to invest in longer duration loans including commercial mortgages, while selling the Option ARM product for cash gains. Offsetting these positive prospects has been the increase of non-performing loans, real estate owned and actual loan losses which remain within our expectations, but are expected to continue to reduce REIT taxable income.  Further, estimated taxable earnings and profits at the Mortgage Operations during the first half of 2007 are expected to be impacted as we liquidate non-performing loans at the taxable subsidiary.”

“Although we are disappointed by our earnings performance in 2006, our results are to some extent indicative of market conditions, as well as strategies implemented early in the year to reduce originations and our exposure to inferior credit quality mortgages.  These proactive strategies are intended to protect long-term stockholder value and prepare the Company for improved financial performance. We continue to believe that the Company remains well capitalized, diversified amongst its business segments and positioned to successfully navigate through this cycle.”

Year End Results for 2006 as compared to 2005

Estimated Taxable Income available to IMH Common Stockholders

Estimated taxable income available to IMH common stockholders excludes net earnings from IFC and its subsidiaries and the elimination of inter-company loan sale transactions. The following schedule reconciles net GAAP (loss) earnings to estimated taxable income available to common stockholders of the REIT.  The following table is in thousands except per share amounts (unaudited):

	For the year ended December 31,
	2006 (1)	2005	2004
Net (loss) earnings	$(66,319)	$270,258	$257,637
Adjustments to net (loss) earnings: (2)
Loan loss provision (3)	43,054	30,563	30,927
Taxdeduction for actual loan losses (3)	(27,157)	(16,004)	(16,252
GAAP earnings on REMICs (4)	(18,445)	—	—
Taxable income on REMICs (4)	34,297	—	—
Change in fair value of derivatives (5)	114,490	(155,695)	(103,724)
Dividends on preferred stock	(14,698)	(14,530)	(3,750)
Net loss (earnings) of taxable REIT subsidiaries (6)	25,994	(14,968)	(42,944)
Dividend from taxable REIT subsidiaries (7)	7,400	32,850	37,000
Elimination of inter-company loan sales transactions (8)	(19,244)	10,429	44,048
Net miscellaneous adjustments	166	—	—
Estimated taxable income available to common stockholders (9)	$79,538	$142,903	$202,942
Estimated taxable income per diluted common share (9)	$1.05	$1.87	$2.97
Diluted weighted average common shares outstanding	76,110	76,277	68,244

(1)          Estimated taxable income includes estimates of book to tax adjustments which can differ from actual taxable income as calculated when we file our annual corporate tax return.  Since estimated taxable income is a non-GAAP financial measurement, the reconciliation of estimated taxable income available to common stockholders to net (loss) earnings is intended to meet the requirements of Regulation G as promulgated by the SEC for the presentation of non-GAAP financial measurements.  To maintain our REIT status, we are required to distribute a minimum of 90 percent of our annual taxable income to our stockholders.

(2)          Certain adjustments are made to net (loss) earnings in order to calculate estimated taxable income due to differences in the way revenues and expenses are recognized under GAAP and tax.

(3)          To calculate estimated taxable income, actual loan losses are deducted.  For the calculation of net earnings, GAAP requires a deduction for estimated losses inherent in our mortgage portfolios in the form of a provision for loan losses, which are not deductible for tax purposes.  Therefore, as the estimated losses provided for under GAAP are actually realized, the losses will negatively and may materially effect future taxable income.

(4)          Includes GAAP to tax differences related to the ISAC REMIC 2005-2, ISAC REMIC 2006-1, ISAC REMIC 2006-3, ISAC REMIC 2006-4, and ISAC REMIC 2006-5 securitizations, which were treated as secured borrowings for GAAP purposes and sales for tax purposes.  The REMIC GAAP income excludes the provision for loan losses recorded that may relate to the REMIC collateral included in securitized mortgage collateral.  The Company does not have any specific valuation allowances recorded as an offset to the REMIC collateral.

(5)          The mark-to-market change for the valuation of derivatives at IMH is income or expense for GAAP financial reporting purposes but is not included as an addition or deduction for taxable income calculations until realized.

(6)          Represents net (loss) earnings of IFC and ICCC, our taxable REIT subsidiaries (TRS), which may not necessarily equal taxable income.  Starting January 1, 2006, the Company elected to convert ICCC from a qualified REIT subsidiary to a TRS.

(7)          Any dividends paid to IMH by the TRS in excess of their cumulative undistributed earnings and profits taxable income minus taxes paid would be recognized as a return of capital by IMH to the extent of IMH’s capital investment in the TRS.  Distributions from the TRS to IMH may not equal the TRS net earnings, however, IMH can only recognize dividend distributions received from the TRS as taxable income to the extent that the TRS distributions are from current or prior period undistributed earnings and profits taxable income minus taxes paid. Any distributions by the TRS in excess of IMH’s capital investment in the TRS would be taxed as capital gains.

(8)          Includes the effects to taxable income associated with the elimination of gains from inter-company loan sales and other inter-company transactions between IFC, ICCC, and IMH, net of tax and the related amortization of the deferred charge.

(9)          Excludes the deduction for common stock dividends paid and the availability of a deduction attributable to net operating loss carry-forwards. As of December 31, 2006, the Company has estimated federal net operating loss carry-forwards of $8.2 million that are expected to be utilized prior to their expiration in the year 2020.

Estimated taxable income available to common shareholders decreased $63.4 million for the year-ended 2006 as compared to a decrease of $60.0 million for 2005. The decline in estimated taxable income was mainly attributable to:

•                  a decline of $47.7 million in adjusted net interest income at IMH, which includes the realized gain (loss) from derivative instruments and excludes amortization of intercompany loan discounts;

•                  a decrease in the dividend from the taxable REIT subsidiaries of $25.5 million, as a result of a decrease in the gains from loan sales;

•                  an increase in loan losses of $11.2 million, as a result of an increase in non-performing loans,

•                  a decrease in fees and other income generated from the warehouse operations of $4.2 million; partially offset by $15.9 million of taxable income generated from the investment in our REMIC securitizations in excess of GAAP earnings on the REMICs.

The decline in adjusted net interest income at IMH of $47.7 million was primarily the result of a decline in the interest spread on securitized mortgage collateral which resulted from interest rates rising on the borrowings at a faster rate than the adjustable rate mortgages could increase, not entirely offset by cash receipts from derivatives.

During 2006, the Federal Reserve raised short-term interest rates, which affected movements in the one-month LIBOR rate, a total of 94 basis points.  This caused borrowing costs on adjustable rate securitized mortgage borrowings, which are tied to one-month LIBOR and which re-price monthly without limitation, to increase at a faster pace than the coupons on LIBOR ARMs securing securitized mortgage borrowings, which generally re-price every six months with limitation.  LIBOR ARMs held in our long-term investment portfolio are subject to the following interest rate risks:

•                  interest rate adjustment limitations on mortgages held-for-investment due to periodic and lifetime interest rate cap features as compared to borrowings which are not subject to adjustment limitations;

•                  mismatched interest rate re-pricing periods between mortgages held-for-investment, which generally re-price every six months, and borrowings, which re-price every month in regards to securitized mortgage borrowings and daily in regards to reverse repurchase agreements; and

•                  uneven and unequal movements in the interest rate indices used to re-price mortgages held-for-investment, which are generally indexed to one-, three- and six-month LIBOR and one-year LIBOR, and borrowings, which are generally indexed to one-month LIBOR.

Mortgage prepayment speeds continued at heightened levels during 2006.  The three-month constant prepayment rate (CPR) decreased to 36 percent at December 31, 2006 from 38 percent as of December 31, 2005, which is primarily related to prepayments on hybrid ARMs at their reset.  The decrease in the prepayment speed is the result of fixed interest rates increasing at a faster pace than the adjustable mortgages in our portfolio.

2006 Year End Tax Reporting Information

Please see our web site www.impaccompanies.com link to stockholder relations financial reporting for a copy of the 2006 year end tax reporting information.

Tentative 2007 Common and Preferred Stock Dividend Schedule

We plan to declare common stock dividends on a quarterly basis and at such time the board of directors will declare the amount, the record date and the payment date. The board of directors has the right to change the common stock dividend schedule at any time and without prior notice.  For an updated estimated timetable of Common and Preferred Stock dividends please refer to our website at www.impaccompanies.com.

2006 Form 10-K

It is possible the Company may file a Form 12b-25 with the Securities and Exchange Commission.  We expect to file our 2006 Form 10-K within the permitted fifteen day extension period, however the Company will endeavor to file by March 1, 2007, or as soon as practicable.

Year End 2006 Conference Call

The Company has announced a conference call and live web cast on Friday, February 23, 2007 at 9:00 a.m. Pacific Time (12:00 p.m. Eastern Time).  We will discuss results of operations for 2006 and provide a general update followed by a question and answer session. If you would like to participate in the conference call, you may listen by dialing (800) 350-9149, conference ID number 9548751, or access the web cast via our web site at http://www.impaccompanies.com.  To participate in the conference call, dial in fifteen minutes prior to the scheduled start time.  The conference call will be archived on the Company’s web site at www.impaccompanies.com and can be accessed by linking to Stockholder Relations/ Presentations./Audio Archives.  You can subscribe to receive instant notification of conference calls, new releases and the monthly unaudited fact sheet by using our e-mail alert feature located at the web site under Stockholder Relations/ Contact Us/Email Alerts.

For additional information, questions or comments call the investor relations group at (949) 475-3600 or e-mail Tania Jernigan, V.P. Investor Relations at tjernigan@impaccompanies.com

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This release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements, some of which are based on various assumptions and events that are beyond our control may be identified by reference to a future period or periods or by the use of forward-looking terminology, such as “may,” “will,” “believe,” “expect,” “likely,” “should,” “could,” “anticipate,” or similar terms or variations on those terms or the negative of those terms.  The forward-looking statements are based on management expectations. Actual results may differ materially as a result of several factors, including, but not limited to, failure to achieve projected earnings levels;  unexpected or greater than anticipated increases in credit and bond spreads; the ability to generate sufficient liquidity; the ability to access the equity markets; continued increase in price competition; inability to sell Option ARM product based on pricing or other factors; risks of delays in raising, or the inability to raise on acceptable terms, additional capital, either through equity offerings, lines of credit or otherwise; the ability to generate taxable income and to pay dividends; interest rate fluctuations on our assets that unexpectedly differ from those on our liabilities; unanticipated interest rate fluctuations; changes in expectations of future interest rates; unexpected increase in our loan repurchase obligations; inability to originate an increased amount of commercial loans due to lack of interest in our product; unexpected increase in prepayment rates on our mortgages; changes in assumptions regarding estimated loan losses or an increase in loan losses; continued ability to access the securitization markets or other funding sources, the availability of financing and, if available, the terms of any financing; changes in markets which the Company serves, such as mortgage refinancing activity and housing price appreciation; the inability to expand our Alt-A wholesale and commercial platforms due to market conditions; the adoption of new laws that affect our business or the business of people with whom we do business; changes in laws that affect our products and our business; and other general market and economic conditions.

For a discussion of these and other risks and uncertainties that could cause actual results to differ from those contained in the forward-looking statements, see Item 1A “Risk Factors” and Item 7. “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our annual report on Form 10-K for the year ended December 31, 2005 and our subsequent Form 10-Q filings during 2006. This document speaks only as of its date and we do not undertake, and specifically disclaim any obligation, to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

IMPAC MORTGAGE AND HOLDINGS, INC. AND SUBSIDIARIES

(dollar amounts in thousands, except share data)

(unaudited)

Condensed and Consolidated Balance Sheets

	At December 31,
	2006	2005
ASSETS
Cash and cash equivalents	$180,294	$147,319
Securitized mortgage collateral	21,050,829	24,494,290
Finance receivables	306,294	350,217
Mortgages held-for-investment	1,880	160,070
Allowance for loan losses	(91,775)	(78,514)
Mortgages held-for-sale	1,561,919	2,052,694
Accrued interest receivable	115,054	123,565
Derivatives	147,291	250,368
Real estate owned	161,538	46,351
Other assets	164,047	174,019
Total assets	$23,597,371	$27,720,379

LIABILITIES
Securitized mortgage collateral borrowings	$20,524,746	$23,990,430
Reverse repurchase agreements/warehouse borrowings	1,880,395	2,430,075
Other liabilities	173,746	132,927
Total Liabilities	22,578,887	26,553,432
Total stockholders’ equity	1,018,484	1,166,947
Total liabilities and stockholders’ equity	$23,597,371	$27,720,379

IMPAC MORTGAGE AND HOLDINGS, INC. AND SUBSIDIARIES

(in thousands, except per share amounts)

(unaudited)

Condensed and Consolidated Statements of Operations

	For the Three Months Ended,		For the Year Ended,
	December 31,		December 31,
	2006	2005 (1)	2006	2005 (1)
Interest income	$329,107	$340,746	$1,278,336	$1,251,960
Interest expense	334,393	326,150	1,311,405	1,047,209
Net interest income (expense)	(5,286)	14,596	(33,069)	204,751
Provision for loan losses	44,038	5,344	47,326	30,563
Net (loss) interest income after provision for loan losses	(49,324)	9,252	(80,395)	174,188

Realized gain from derivative instruments	47,802	26,804	204,435	22,595
Change in fair value of derivative instruments	(20,415)	3,411	(113,017)	144,932
Gain on sale of loans	7,526	5,707	43,173	49,770
Recovery of (provision for) repurchases	(134)	2,810	(7,367)	(5,796)
Loss on lower of cost or market writedown	(18,717)	(4,465)	(34,001)	(4,465)
Amortization and impairment of mortgage servicing rights	(316)	(429)	(1,428)	(2,006)
Write-down on investment securities available-for-sale	(925)	—	(925)	—
(Loss) gain on disposition of real estate owned	(6,335)	627	(5,058)	1,888
Other non-interest income	7,286	5,224	34,414	13,888
Total non-interest income	15,772	39,689	120,226	220,806

Personnel expense	13,109	18,226	65,082	77,508
General and administrative and other expense	14,763	11,154	41,494	40,209
Professional services	2,561	2,326	8,762	9,496
Total non-interest expense	30,433	31,706	115,338	127,213
Net (loss) earnings before taxes	(63,985)	17,235	(75,507)	267,781
Income taxes (benefit) provision	(13,435)	(8,056)	(9,188)	(2,477)
Net (loss) earnings	(50,550)	25,291	(66,319)	270,258
Cash dividends on cumulative convertible preferred stock	(3,682)	(3,658)	(14,698)	(14,530)
Net (loss) earnings available to common stockholders	$(54,232)	$21,633	$(81,017)	$255,728

Net (loss) earnings per share:
Basic	(0.71)	0.28	(1.06)	3.38
Diluted	(0.71)	0.28	(1.06)	3.35

Dividends declared per common share	—	—	0.95	1.95

Weighted average shares outstanding:
Basic	76,084	76,054	76,110	75,594
Diluted	76,084	76,331	76,110	76,277

Common shares outstanding	76,084	76,113	76,084	76,113

(1)          Certain amounts within the Statement of Operations have been changed to reflect the “Amortization of deferred charge” as a component of the income tax expense (benefit).  Additionally, “Amortization and impairment of mortgage servicing rights,” “Impairment on investment securities available-for-sale,” and “(Loss) gain on sale of other real estate owned” are to be presented as components of “Non-interest income,” rather than “Non-interest expense.”

IMPAC MORTGAGE AND HOLDINGS, INC. AND SUBSIDIARIES

(in thousands, except per share amounts)

(unaudited)

Yield Analysis of Mortgage Assets

	For the Year Ended
	December 31, 2006		December 31, 2005
	Avg Bal	Yield	Avg Bal	Yield
Investment securities available-for-sale	$29,918	14.25%	$39,054	4.24%
Securitized mortgage collateral (1)	21,311,592	5.27%	23,132,083	4.59%
Mortgage loans held-for-investment and held-for-sale	1,878,675	6.45%	2,587,614	6.30%
Finance receivables	275,571	7.61%	352,833	5.76%
Total Mortgage Assets	$23,495,756	5.40%	$26,111,584	4.77%

Securitized mortgage collateral borrowings	$20,848,139	5.68%	$22,721,309	4.05%
Reverse repurchase agreements	2,010,931	5.92%	2,730,805	4.46%
Total Borrowings on Mortgage Assets	$22,859,070	5.70%	$25,452,114	4.09%

Net Interest Spread (2)		(-0.30)%		0.68%
Net Interest Margin (3)		(-0.14)%		0.79%

Net interest (expense) income on mortgage assets	$(32,515)	(-0.14)%	$205,300	0.79%
Less: accretion of loan discounts (4)	(64,414)	(-0.27)%	(77,051)	(-0.30)%
Adjusted by net cash receipts on derivatives (5)	204,435	0.87%	22,595	0.09%
Adjusted Net Interest Margin (6)	$107,506	0.46%	$150,844	0.58%

Effect of amortization of loan premiums and securitization costs (7)	$232,045	(-0.99)%	$295,476	(-1.13)%

(1)          Interest on securitized mortgage collateral includes amortization of acquisition cost on mortgages acquired from the mortgage operations and accretion of loan discounts.

(2)          Net interest spread on mortgage assets is calculated by subtracting the weighted average yield on total borrowings on mortgage assets from the weighted average yield on total mortgage assets.

(3)          Net interest margin on mortgage assets is calculated by subtracting interest expense on total borrowings on mortgage assets from interest income on total mortgage assets and then dividing by total average mortgage assets and annualized for the quarter margin.

(4)          Yield represents income from the accretion of loan discounts, included in (1) above, divided by total average mortgage assets.

(5)          Yield represents net cash (payments) receipts on derivatives divided by total average mortgage assets.

(6)          Adjusted net interest margin on mortgage assets is calculated by subtracting interest expense on total borrowings on mortgage assets, accretion of loan discounts and net cash receipts on derivatives from interest income on total mortgage assets divided by total average mortgage assets. Net cash receipts on derivatives are a component of realized gain on derivative instruments on the consolidated statements of operations. Adjusted net interest margin on mortgage assets is a non-GAAP financial measurement, however, the reconciliation provided in this table is intended to meet the requirements of Regulation G as promulgated by the SEC for the presentation of non-GAAP financial measurements. We believe that the presentation of adjusted net interest margin on mortgage assets is a useful operating measure for our investors as it more closely reflects the economics of net interest margins on mortgage assets by providing information to evaluate net interest cash flows attributable to net investments.

(7)          The amortization of loan premiums and securitization costs are components of interest income and interest expense, respectively. Yield represents the cost of amortization of net loan premiums and securitization costs divided by total average mortgage assets.

IMPAC MORTGAGE AND HOLDINGS, INC. AND SUBSIDIARIES

(in thousands, except per share amounts)

(unaudited)

Mortgages Acquisition and Origination Summary

	For the year ended December 31,
	2006		2005		2004
	Principal Balance	%	Principal Balance	%	Principal Balance	%
Mortgages by Type:
Fixed rate first trust deeds	$2,457,205	20	$2,914,055	13	$1,968,502	9
Fixed rate second trust deeds	602,112	5	1,189,145	5	755,913	3
Adjustable rate first trust deeds:
ARM's	201,883	2	2,776,787	12	3,382,978	15
Hybrid ARM's	6,087,157	48	14,437,507	65	16,105,711	73
Option ARM's	3,176,781	25	838,343	4	—	—
Total adjustable rate first trust deeds	9,465,821	75	18,052,637	81	19,488,689	88
Adjustable rate second trust deeds	35,025	—	154,766	1	—	—
Total adjustable rate first & second trust deeds	9,500,846	75	18,207,403	82	19,488,689	88
Total acquisitions and originations	$12,560,163	100	$22,310,603	100	$22,213,104	100

Mortgages by Channel:
Correspondent acquisitions:
Flow acquisitions	$4,660,717	37	$8,386,911	37	$10,996,260	50
Bulk acquisitions	3,890,116	31	10,659,756	48	8,537,504	38
Total correspondent acquisitions	8,550,833	68	19,046,667	85	19,533,764	88
Wholesale and retail originations	2,970,868	24	2,431,382	11	1,994,569	9
Sub-prime originations	55,060	-	832,554	4	684,771	3
Total mortgage operations	11,576,761	92	22,310,603	100	22,213,104	100
Commercial mortgage operations	983,402	8	—	—	—	—
Total acquisitions and originations	$12,560,163	100	$22,310,603	100	$22,213,104	100

Mortgage by Credit Quality:
Alt-A mortgages	$11,565,512	92	$21,460,424	96	$21,453,383	97
Commercial mortgages	983,402	8	—	—	—	—
Sub-prime mortgages	11,249	—	850,179	4	759,721	3
Total acquisitions and originations	$12,560,163	100	$22,310,603	100	$22,213,104	100

Mortgage by Purpose:
Purchase	$5,795,941	46	$13,469,872	60	$13,373,840	60
Refinance	6,764,222	54	8,840,731	40	8,839,264	40
Total acquisitions and originations	$12,560,163	100	$22,310,603	100	$22,213,104	100

Mortgages with Prepayment Penalty:
With prepayment penalties	$8,605,183	69	$16,071,802	72	$15,965,959	72
Without prepayment penalties	3,954,980	31	6,238,801	28	6,247,145	28
Total acquisitions and originations	$12,560,163	100	$22,310,603	100	$22,213,104	100

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